As filed with the Securities and Exchange Commission on March 4, 2014
Registration No. 333-121996

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 11
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NACCO INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3537	34-1505819
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

5875 Landerbrook Drive
Cleveland, Ohio 44124-4069
(440) 229-5151
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

John D. Neumann, Esq.
Vice President, General Counsel and Secretary
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 220
Cleveland, Ohio 44124-4069
(440) 229-5151
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Thomas C. Daniels, Esq.
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114-1190
(216) 586-3939
Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)         ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

Pursuant to Rule 429(a) under the Securities Act of 1933, the prospectus contained in this Post-effective Amendment No. 11 (this “Post-effective Amendment”) to the Registration Statement on Form S-4, filed by the Company on January 12, 2005 (Registration No. 333-121996), which was amended by the Pre-effective Amendment No. 1 to Form S-4 and declared effective on February 7, 2005, further amended by the Post-effective Amendment No. 1, declared effective on March 23, 2005, further amended by Post-effective Amendment No. 2, declared effective on March 6, 2006, further amended by Post-effective Amendment No. 3, declared effective on March 6, 2007, further amended by Post-effective Amendment No. 4, declared effective on February 29, 2008, further amended by Post-effective Amendment No. 5, declared effective on March 30, 2009, further amended by Post-effective Amendment No. 6, declared effective on March 30, 2010, further amended by Post-effective Amendment No. 7, declared effective on March 25, 2011, further amended by Post-effective Amendment No. 8, declared effective on March 22, 2012, further amended by Post-effective Amendment No. 9, declared effective on April 11, 2013, and further amended by Post-Effective Amendment No. 10, declared effective on April 11, 2013 (as amended, the “Previous Registration Statement #3”), is a combined prospectus relating to up to 355,703 shares of securities registered and remaining unsold under the Previous Registration Statement #3. The Previous Registration Statement #3 included 269,468 shares of securities registered and remaining unsold under the Registration Statement on Form S-4 filed by the Company on September 5, 2003 (Registration No. 333-108538), as amended, which was declared effective on May 3, 2004 (the “Previous Registration Statement #2”). The Previous Registration Statement #2 included 64,795 shares of securities registered and remaining unsold under the Registration Statement on Form S-3 filed by the Company on July 13, 2001 (Registration No. 333-65134), which was amended by Pre-effective Amendment No. 1 to Form S-3 filed on Form S-4 and declared effective on November 19, 2001 (as amended, the “Previous Registration Statement #1”).
Pursuant to Rule 429(b), upon effectiveness, this Post-effective Amendment will constitute Post-effective Amendment No. 11 to the Previous Registration Statement #3, Post-effective Amendment No. 12 to the Previous Registration Statement #2 and Post-effective Amendment No. 17 to the Previous Registration Statement #1, which Post-effective Amendment No. 11, Post-effective Amendment No. 12 and Post-effective Amendment No. 17 shall hereafter become effective concurrently with the effectiveness of this Post-effective Amendment and in accordance with Section 8(c) of the Securities Act of 1933.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be exchanged until the post-effective amendment to the registration statement, of which this prospectus forms a part, filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated March 4, 2014

Prospectus

OFFER BY SELLING STOCKHOLDERS
TO EXCHANGE UP TO 355,703 SHARES OF
CLASS A COMMON STOCK
FOR 355,703 SHARES OF
CLASS B COMMON STOCK
NACCO INDUSTRIES, INC.

Under the terms of NACCO Industries, Inc.'s certificate of incorporation and a stockholders' agreement, shares of Class B common stock are generally not transferable except to persons who are permitted transferees as specified in those documents. In accordance with those documents, parties to the stockholders' agreement may transfer shares of Class B common stock to the selling stockholders for shares of Class A common stock, on a share for share basis. As a result, the selling stockholders named in this prospectus are offering to transfer from time to time up to 355,703 shares of our Class A common stock under this prospectus on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are parties to the stockholders' agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders' agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. We will not receive any proceeds from these transactions.

As of the date of this prospectus, the selling stockholders have already exchanged 446,933 shares of Class A common stock registered by the registration statement and prospectus initially filed on July 13, 2001, as amended, and declared effective on November 19, 2001, the registration statement and prospectus initially filed on September 5, 2003, as amended, and declared effective on May 3, 2004, and the registration statement and prospectus initially filed on January 12, 2005, as amended, and initially declared effective on February 7, 2005. The remaining shares of Class A common stock registered by those previously filed registration statements and prospectuses are included in the 355,703 shares of Class A common stock offered by this prospectus. See “Selling Stockholders” beginning on page 5.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “NC.” On March 3, 2014, the last sale price of our Class A common stock as reported by the New York Stock Exchange was $58.94 per share. Our Class B common stock is not publicly traded. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share.
Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act of 1933, except that the six-month holding period requirement of Rule 144 will not apply.
Please consider carefully the “Risk Factors” beginning on page 4.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March   , 2014

     You should rely only on the information contained in this prospectus and in the reports and other information that we file with the Securities and Exchange Commission. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

i

WHERE YOU CAN FIND MORE INFORMATION
We have filed this prospectus as part of a registration statement on Form S-4 with the Securities and Exchange Commission, or the Commission, under the Securities Act of 1933, or the Securities Act. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the Commission are only summaries of those documents' material terms. If you want a complete description of the contents of those documents, you should obtain the documents yourself by following the procedures described below.
We are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and, in accordance therewith, file reports and other information with the Commission. Our reports and other information filed by us can be inspected and copied at the Public Reference Room of the Commission at 100 F. Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding us that is filed electronically with the Commission. The address of the site is: http://www.sec.gov. Our Class A common stock is quoted on the New York Stock Exchange and in connection therewith, reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange. For further information on obtaining copies of our reports and other information concerning us at the New York Stock Exchange, please call (212) 656-3000. In addition, we make our annual and quarterly reports and other information that we file with the Commission available on our website. The address of our website is http://www.nacco.com. However, other than the information incorporated into this document by reference, the information on our website and the Commission's website is not a part of this prospectus, and you should rely only on the information contained in or incorporated by reference into this prospectus when making a decision to exchange shares of Class B common stock for shares of Class A common stock

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to other documents filed separately with the Commission. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the following documents that we have filed with the Commission and any filings that we will make with the Commission in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this exchange offer is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Current Reports on Form 8-K filed on January 30, 2014, February 14, 2014 and February 28, 2014; and

•	The descriptions of Class A common stock set forth in the registration statement on Form 8-B filed June 6, 1986.
We will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

     We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of the person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this prospectus. Requests for copies of those documents should be directed to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, OH 44124-4069, Attention: Secretary, telephone (440) 229-5151. To obtain timely delivery, you must request the information no later than five business days before the date you intend to elect to exchange shares of Class B common stock.

ii

SUMMARY
     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed under “Risk Factors” and elsewhere in this prospectus. Investors should consider carefully the information set forth under the heading “Risk Factors” beginning on page 4. In this prospectus, the terms “NACCO,” “we,” “us” and “our” refer to NACCO Industries, Inc.
NACCO
NACCO Industries, Inc. is a holding company with the following principal businesses: mining, small appliances and specialty retail.
North American Coal. Our wholly owned subsidiary, The North American Coal Corporation and its affiliated coal companies, which we refer to in this prospectus collectively as North American Coal, mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies.
Hamilton Beach Brands. Our wholly owned subsidiary, Hamilton Beach Brands, Inc., is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels.
Kitchen Collection. Our wholly owned subsidiary, The Kitchen Collection, LLC, is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States.
NACCO was incorporated as a Delaware corporation in 1986 in connection with the formation of a holding company structure for a predecessor corporation organized in 1913.
Our principal executive offices are located at 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, and our telephone number is (440) 229-5151.
The Exchange Offer
The selling stockholders named in this prospectus are offering to transfer from time to time up to 355,703 shares of our Class A common stock on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are parties to the stockholders' agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders' agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. See “Selling Stockholders” beginning on page 5.
As of February 28, 2014, the participating stockholders under the stockholders' agreement beneficially owned 97.58% of the Class B common stock issued and outstanding on that date. Holders of shares of Class B common stock that are not subject to the stockholders' agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B common stock that are not subject to the stockholders' agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B common stock into shares of Class A common stock on a one-for-one basis. Only holders of shares of Class B common stock that are subject to the stockholders' agreement may exchange their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus.
Material U.S. Federal Income Tax Consequences
Gain or loss will generally not be recognized by NACCO stockholders who exchange shares of their Class B common stock for shares of Class A common stock held by the selling stockholders. See “Material U.S. Federal Income Tax Consequences” beginning on page 20.

The tax consequences of an exchange will depend on the stockholder's particular facts and circumstances. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their own tax advisors to fully understand the tax consequences to them of an exchange.

Summary Historical Consolidated Financial Data
The following tables present a summary of our historical consolidated financial data. The statement of operations and other data for each of the three years in the period ended December 31, 2013 and the balance sheet data as of December 31, 2012 and 2013 have been derived from our audited consolidated financial statements and related notes, which are incorporated into this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The statement of operations and other data for the years ended December 31, 2009 and 2010, and the balance sheet data as of December 31, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus or incorporated by reference. These consolidated financial statements have been filed with the Commission. See “Where You Can Find More Information” on page ii. The historical consolidated data are presented for informational purposes only and do not purport to project our financial position as of any future date or our results of operations for any future period. The following information is only a summary and should be read together with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes, which are incorporated by reference into this prospectus.

	Year Ended December 31
	2013	2012	2011(1)	2010(1)	2009(1)
	(In millions, except per share data)
Operating Statement Data:
Revenues	$932.7	$873.4	$790.5	$885.6	$835.4
Operating profit	$61.3	$67.6	$64.1	$94.2	$90.3
Income from continuing operations	$44.5	$42.2	$79.5	$47.1	$51.6
Discontinued operations, net of tax(2)(3)	—	66.5	82.6	32.4	(20.5)
Net income	$44.5	$108.7	$162.1	$79.5	$31.1

Basic earnings (loss) per share:
Continuing operations	$5.48	$5.04	$9.49	$5.66	$6.22
Discontinued operations(2)(3)	—	7.93	9.85	3.89	(2.47)
Basic earnings (loss) per share	$5.48	$12.97	$19.34	$9.55	$3.75

Diluted earnings (loss) per share:
Continuing operations	$5.47	$5.02	$9.46	$5.65	$6.22
Discontinued operations(2)(3)	—	7.90	9.82	3.88	(2.47)
Diluted earnings (loss) per share	$5.47	$12.92	$19.28	$9.53	$3.75

(1)
In 2006, the Company initiated litigation in the Delaware Chancery Court against Applica Incorporated ("Applica") and individuals and entities affiliated with Applica's shareholder, Harbinger Capital Partners Master Fund, Ltd. The litigation alleged a number of contract and tort claims against the defendants related to the Company's failed transaction with Applica, which had been previously announced. On February 14, 2011, the parties to this litigation entered into a settlement agreement. The settlement agreement provided for, among other things, the payment of $60 million to the Company and dismissal of the lawsuit with prejudice. The payment was received in February 2011. Litigation costs related to this matter were $2.8 million, $18.8 million and $1.1 million in 2011, 2010 and 2009, respectively.

(2)
During 2012, NACCO spun-off Hyster-Yale Materials Handling, Inc., a former subsidiary of ours ("Hyster-Yale"). The results of operations of Hyster-Yale are reflected as discontinued operations in the table above.

(3)
During 2009, NACoal completed the sale of certain assets of the Red River Mining Company (“Red River”). The results of operations of Red River are reflected as discontinued operations in the table above.

	Year Ended December 31
	2013	2012 (2)	2011	2010	2009
	(In millions, except per share and employee data)
Balance Sheet Data at December 31:
Total assets (2)	$810.0	$776.3	$1,808.7	$1,670.9	$1,497.4
Long-term debt (2)	$152.4	$135.4	$74.5	$139.8	$148.4
Stockholders' equity	$297.8	$281.3	$576.2	$447.4	$396.6
Other Data:
Per share data:
Cash dividends (3)	$1.000	$5.378	$2.120	$2.085	$2.068
Market value at December 31	$62.19	$60.69	$89.22	$108.37	$49.80
Stockholders' equity at December 31	$37.83	$33.68	$68.81	$53.69	$47.82

Actual shares outstanding at December 31	7.872	8.353	8.374	8.333	8.294
Basic weighted average shares outstanding	8.105	8.384	8.383	8.328	8.290
Diluted weighted average shares outstanding	8.124	8.414	8.408	8.344	8.296
Total employees at December 31(1)	4,100	4,300	4,000	3,900	4,100

(1)	Includes employees of Reed Minerals, Inc. starting in 2012, and the unconsolidated mines for all years presented. Excludes employees of Hyster-Yale and Red River for all years presented.

(2)	During 2012, the Company spun-off Hyster-Yale, a former subsidiary of the Company.

(3)
2012 cash dividends includes a one-time special cash dividend of $3.50 per share. The 25 cent dividend paid in the fourth quarter of 2012 was the first regular quarterly dividend following the spin-off of Hyster-Yale.

RISK FACTORS
     Prospective investors in the shares of Class A common stock offered hereby should consider carefully the following risk factors as well as the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated into this prospectus by reference, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus and the documents incorporated into this prospectus by reference.
Risks Related to This Offering
     The voting power of holders of Class B common stock who transfer their shares to the selling stockholders and receive shares of Class A common stock will diminish.
Holders of Class B common stock have ten votes per share of Class B common stock, while holders of Class A common stock have one vote per share of Class A common stock. Holders of Class B common stock who transfer their shares to the selling stockholders in exchange for shares of Class A common stock will reduce their voting power.
     The voting power of the selling stockholders will increase if the selling stockholders exchange their shares of Class A common stock for shares of Class B common stock in the exchange offer.
Holders of Class A common stock and holders of Class B common stock vote together on matters submitted to a vote of NACCO's stockholders. Consequently, if holders of Class B common stock transfer their shares of Class B common stock to the selling stockholders, the voting power of the selling stockholders will increase. As of February 28, 2014, the selling stockholders collectively controlled 56.0% of the voting power of outstanding shares of NACCO's common stock based on the number of outstanding shares as of February 28, 2014. As of that date, there were 6,276,027 shares of Class A common stock and 1,581,006 shares of Class B common stock outstanding. If all shares of Class A common stock offered by this prospectus are exchanged for shares of Class B common stock and the selling stockholders act together when voting their shares of Class B common stock, they will control 70.5% of the voting power of outstanding shares of NACCO's common stock based on the number of outstanding shares as of February 28, 2014, as well as the outcome of any class vote of the Class B common stock that requires the vote of at least a majority of the outstanding Class B common stock.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:

North American Coal: (1) the successful integration of the Reed Minerals acquisition, (2) changes in the demand for and market prices of metallurgical coal produced at the Reed Minerals operations, (3) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (6) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (7) weather or equipment problems that could affect deliveries to customers, (8) changes in the power industry that would affect demand for North American Coal's reserves, (9) changes in the costs to reclaim current North American Coal mining areas, (10) costs to pursue and develop new mining opportunities, (11) legal challenges related to Mississippi Power's Kemper County Energy Facility in Mississippi, (12) changes or termination of a long-term mining contract, or a customer default under a contract and (13) increased competition, including consolidation within the industry.

Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.

Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (7) increased competition and (8) the impact of tax penalties under health care reform legislation beginning in 2015.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of any shares by the selling stockholders.

SELLING STOCKHOLDERS
     Class A Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of February 28, 2014, certain information with respect to the selling stockholders, including:

•	the name of each selling stockholder;

•	the number of shares of Class A common stock owned by each selling stockholder immediately prior to the sale of shares offered by this prospectus;

•	the number of shares of Class A common stock offered for exchange by each selling stockholder by this prospectus; and

•
the percentage of ownership of Class A common stock of each selling stockholder immediately following the exchange of shares offered by this prospectus based on the number of shares of Class A common stock outstanding on February 28, 2014.

A total of 355,703 shares of Class A common stock is being offered by this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, or in each case their revocable trusts, and Rankin Associates IV, L.P., or Rankin IV, are offering to exchange the following numbers of shares of Class A common stock: Alfred M. Rankin, Jr., 92,680; Thomas T. Rankin, 52,920; Claiborne R. Rankin, 29,322; Roger F. Rankin, 75,509; and Rankin IV, 105,272. Because each individual selling stockholder or his revocable trust will offer to exchange the shares, both the individual selling stockholder and his trust are listed separately in the tables below. However, each individual, together with his revocable trust, will only offer to exchange the number of shares of Class A common stock described above and, accordingly, an aggregate of 355,703 shares are being offered for exchange by this prospectus. In the tables below, the disclosure of the beneficial ownership of shares for the individual selling stockholders reflects all shares deemed to be beneficially owned by such selling stockholders (including those shares held in each selling stockholder's revocable trust). The disclosure of the beneficial ownership of shares for each selling stockholder's revocable trust includes only those shares held directly by such trust.
Because the selling stockholders may offer all, a portion or none of the Class A common stock offered by this prospectus, we cannot assure you as to the number of shares of Class A common stock or Class B common stock that will be held by the selling stockholders immediately following the offering. The tables below assume that the beneficial ownership of Class A common stock for each selling stockholder, including shares held directly and indirectly by an individual selling stockholder's revocable trust, will decrease by an aggregate of the number of shares of Class A common stock described above or the number of shares held by such a trust as a result of this offering and that the beneficial ownership of Class B common stock for each selling stockholder, including shares held directly and indirectly by an individual selling stockholder's revocable trust, will increase by the same number of shares of Class B common stock. The tables do not, however, account for any changes in each selling stockholder's beneficial ownership that may result from transactions not contemplated by this prospectus such as an acquisition or disposition of shares of Class A common stock or Class B common stock.
As of the date of this prospectus, the selling stockholders have already exchanged 446,933 shares of the Class A common stock offered by the registration statement and prospectus related to the exchange offer that was initially filed on July 13, 2001, the registration statement and prospectus related to the exchange offer that was initially filed on September 5, 2003 and the registration statement and prospectus related to the exchange offer that was initially filed on January 12, 2005.

Class A Common Stock

Name	Title of Class	Shares Beneficially Owned Before this Offering(1)	Shares Offered Pursuant to this Offering(1)	Shares Beneficially Owned After this Offering(1)	Percentage of Shares Owned After this Offering(1)
Alfred M. Rankin, Jr. (2)	Class A	791,457	92,680	593,505	9.46%
Alfred M. Rankin, Jr., as Trustee of the Main Trust of Alfred M. Rankin Jr. created under the Agreement, dated September 28, 2000, as supplemented, amended and restated (the “Alfred Rankin Trust”) (2)	Class A	239,794	92,680	147,114	2.34%
Thomas T. Rankin (3)	Class A	508,769	52,920	350,577	5.59%
Thomas T. Rankin, as Trustee under the Agreement, dated December 29, 1967, as supplemented, amended and restated, with Thomas T. Rankin creating a revocable trust for the benefit of Thomas T. Rankin (the “Thomas Rankin Trust”) (3)	Class A	53,085	52,920	165	—%
Claiborne R. Rankin (4)	Class A	486,574	29,322	351,980	5.61%
Claiborne R. Rankin, as Trustee under the Agreement, dated June 22, 1971, as supplemented, amended and restated, with Claiborne R. Rankin creating a revocable trust for the benefit of Claiborne R. Rankin (the “Claiborne Rankin Trust”) (4)	Class A	26,494	26,494	—	—%
Roger F. Rankin (5)	Class A	528,530	75,509	347,749	5.54%
Roger F. Rankin, as Trustee under the Agreement, dated September 11, 1973, as supplemented, amended and restated, with Roger F. Rankin creating a trust for the benefit of Roger F. Rankin (the “Roger Rankin Trust”) (5)	Class A	75,461	75,461	—	—%
Rankin Associates IV, L.P. (1)(6)	Class A	105,272	105,272	—	—%
(1)Each of the Alfred Rankin Trust, Thomas Rankin Trust, Claiborne Rankin Trust and Roger Rankin Trust is a General and Limited Partner of Rankin IV. As trustee and primary beneficiary of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin shares the power to vote the 105,272 shares of Class A common stock held by Rankin IV with the other General Partners of Rankin IV and shares the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts are deemed to beneficially own the 105,272 shares of Class A common stock held by Rankin IV.

(2)Alfred M. Rankin, Jr.

•	shares with his mother the power to vote and dispose of 18,400 shares of Class A common stock pursuant to an agreement with his mother, creating a trust for the benefit of her grandchildren;

•
shares with PNC Bank, N.A. (“PNC”) the power to vote and dispose of 24,147 shares of Class A common stock held by the A.M. Rankin Sr. GST Trusts for the benefit of Alfred M. Rankin, Sr.'s grandchildren;

•
shares with Rankin Management, Inc., which is referred to as RMI, and the other partners of Rankin Associates II, L.P., which is referred to as Associates, the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV;

•	has the sole power to vote and dispose of 239,794 shares of Class A common stock held by the Alfred Rankin Trust;

•	has the sole power to vote and dispose of an additional 14,160 shares of Class A common stock held by him directly in an individual retirement account;

•	is deemed to share with his spouse the power to vote and dispose of 21,006 shares of Class A common stock owned by his spouse;

•	shares with his brother the power to vote and dispose of 383 shares of Class A common stock held in trust for the benefit of that brother;

•	is deemed to have sole power to vote and dispose of 30,000 shares of Class A common stock in a trust for his benefit; and

•
has acquired 63,052 shares of Class B common stock in exchange for 63,052 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.

In addition to Mr. Alfred M. Rankin, Jr.'s beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 92,680 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares held directly by Mr. Rankin or shares currently held by the Alfred Rankin Trust. Mr. Rankin, as a trustee, may choose to conduct exchanges through the Alfred Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Alfred Rankin Trust and conduct any exchange directly. Mr. Alfred M. Rankin, Jr. is the Chairman, President and Chief Executive Officer and a Director of NACCO.
(3) Thomas T. Rankin:

•	has sole power to vote and dispose of 53,085 shares of Class A common stock held by the Thomas Rankin Trust;

•	has the sole power to vote and dispose of seven shares, held by him directly in an individual account;

•	is deemed to share with his spouse the power to vote and to dispose of 3,622 shares of Class A common stock owned by his spouse;

•	shares as co-trustee with his child of a trust for the benefit of that child the power to vote and dispose of 8,594 shares of Class A common stock;

•	shares with RMI and the other partners of Associates the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV; and

•
has acquired 24,544 shares of Class B common stock in exchange for 24,544 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.

In addition to Mr. Thomas T. Rankin's beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 52,920 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares currently held by the Thomas Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Thomas Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Thomas Rankin Trust and conduct any exchange directly. Mr. Thomas T. Rankin is a Director of Hamilton Beach Brands, Inc.
(4)     Claiborne R. Rankin:

•	has sole power to vote and dispose of 26,494 shares of Class A common stock held by the Claiborne Rankin Trust;

•	is deemed to share, as trustee, the power to vote and dispose of 8,373 shares of Class A common stock held in trust for the benefit of his child;

•	is deemed to share, as trustee, the power to vote and dispose of 5,357 shares of Class A common stock held in trust for the benefit of a second child;

•	is deemed to share with his spouse the power to vote and dispose of 2,783 shares of Class A common stock owned by his spouse;

•	shares with RMI and the other partners of Associates the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV; and

•
has acquired 24,682 shares of Class B common stock in exchange for 24,682 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.

In addition to Mr. Claiborne R. Rankin's beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 29,322 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting in part of shares currently held by the Claiborne Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Claiborne Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Claiborne Rankin Trust and conduct any exchange directly.
(5)Roger F. Rankin:

•	has sole power to vote and dispose of 75,461 shares of Class A common stock held by the Roger Rankin Trust;

•
is deemed to share with his spouse the power to vote and dispose of 3,933 shares of Class A common stock held in trust for their child, and 2,046 shares of Class A common stock held in trust for a second child held by his spouse as trustee of both trusts;

•	is deemed to share with his spouse the power to vote and dispose of 3,123 shares of Class A common stock owned by his spouse;

•	shares with RMI and the other partners of Associates the power to dispose of 338,295 shares of Class A common stock held by the partnership;

•	shares with the other selling stockholders the power to vote the 105,272 shares of Class A common stock held by Rankin IV;

•	shares with the other partners of Rankin IV the power to dispose of the 105,272 shares of Class A common stock held by Rankin IV;

•	has sole power to vote and dispose of 200 shares of Class A common stock held for the benefit of his minor daughter;

•	has sole power to vote and dispose of 200 shares of Class A common stock held in a trust for the benefit of his minor daughter; and

•
has acquired 39,927 shares of Class B common stock in exchange for 39,927 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statements and prospectuses related to the exchange offer.

In addition to Mr. Roger F. Rankin's beneficial ownership of the 105,272 shares of Class A common stock held by Rankin IV, an aggregate of 75,509 shares of Class A common stock are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting in part of shares currently held by the Roger Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Roger Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Roger Rankin Trust and effect any exchange directly. Mr. Roger F. Rankin is a Director of The North American Coal Corporation.

(6)    Rankin Associates IV, L.P.: The trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 105,272 shares of Class A common stock held by Rankin IV. Although Rankin IV holds the 105,272 shares of Class A common stock, it does not have any power to vote or dispose of such shares of Class A common stock other than effecting exchanges pursuant to this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class A common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B common stock or convert Class B common stock into Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of partners owning more than 75% of all partnership interests of Rankin IV. Rankin IV may not transfer Class A common stock, other than pursuant to a share for share exchange to acquire Class B common stock, without the consent of the general partners owning more than 75% of the general partnership interests in Rankin IV and the consent of partners owning more than 75% of all partnership interests in Rankin IV.
Rankin IV has acquired 294,728 shares of Class B common stock in exchange for 294,728 shares of Class A common stock pursuant to an exchange effected pursuant to the registration statement and prospectus related to the exchange offer that was initially declared effective on February 7, 2005.
Each of the selling stockholders is a party to the stockholders’ agreement, dated as of March 15, 1990, as amended, by and among NACCO, the selling stockholders and the additional signatories that are parties thereto.
     Class B Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of February 28, 2014, certain information with respect to the selling stockholders, including:

•	the name of each selling stockholder;

•	the number of shares of Class B common stock owned by each selling stockholder immediately prior to the exchange of shares offered by this prospectus;

•
the number of shares of Class B common stock that each selling stockholder may obtain if all of the shares of Class A common stock that each selling stockholder is offering by this prospectus are exchanged for shares of Class B common stock;

•	the percentage of ownership of Class B common stock of each selling stockholder immediately following the exchange of shares offered by this prospectus; and

•
the percentage of combined voting power of shares of Class A common stock and Class B common stock each selling stockholder will have immediately following the exchange of shares of Class A common stock for Class B common stock offered by this prospectus based on the number of shares of Class A and Class B common stock outstanding on February 28, 2014.

Class B Common Stock

Name	Title of Class	Shares Beneficially Owned Before this Offering(1)	Shares Offered Pursuant to this Offering(1)	Shares Beneficially Owned After this Offering(1)	Percentage of Shares Owned After this Offering(1)	Percentage of Combined Voting Power of Shares of Class A and Class B Common Stock After this Offering(1)
Alfred M. Rankin, Jr. (2)	Class B	830,151	92,680	1,028,103	65.03%	49.24%
Alfred M. Rankin, Jr., as Trustee of the Alfred Rankin Trust (2)	Class B	22,162	92,680	114,842	7.26%	5.87%
Thomas T. Rankin (3)	Class B	859,972	52,920	1,018,164	64.40%	47.69%
Thomas T. Rankin, as Trustee of the Thomas Rankin Trust (3)	Class B	92,873	52,920	145,793	9.22%	6.60%
Claiborne R. Rankin (4)	Class B	864,411	29,322	999,005	63.19%	46.83%
Claiborne R. Rankin, as Trustee of the Claiborne Rankin Trust (4)	Class B	97,312	26,494	123,806	7.83%	5.61%
Roger F. Rankin (5)	Class B	885,224	75,509	1,066,005	67.43%	49.84%
Roger F. Rankin, as Trustee of the Roger Rankin Trust (5)	Class B	118,125	75,461	193,586	12.24%	8.77%
Rankin Associates IV, L.P. (1)	Class B	294,728	105,272	400,000	25.30%	18.11%

(1)
Each of the Alfred Rankin Trust, Thomas Rankin Trust, Claiborne Rankin Trust and Roger Rankin Trust is a General and Limited Partner of Rankin IV. As trustee and primary beneficiary of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin shares the power to vote the 294,728 shares of Class B common stock held by Rankin IV with the other General Partners of Rankin IV and shares the power to dispose of the 294,728 shares of Class B common stock held by Rankin IV with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts are deemed to beneficially own the 294,728 shares of Class B common stock held by Rankin IV. In addition, as trustee and primary beneficiary of each of their respective trusts, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin will share the power to vote the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer with the other General Partners of Rankin IV and will share the power to dispose of the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer with the other General and Limited Partners of Rankin IV. As such, each of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin and each of their respective trusts will be deemed to beneficially own the 400,000 shares of Class B common stock held by Rankin IV after the exchange offer.

(2)Alfred M. Rankin, Jr.:

•	has the sole power to vote and dispose of 22,162 shares of Class B common stock held by the Alfred Rankin Trust;

•	has the sole power to vote and dispose of 40,890 shares of Class B common stock held by the Alfred M. Rankin, Jr. 2012 Grantor Retained Annuity Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P, which is referred to as Rankin I.;

•	shares with the other partners of Rankin I the power to dispose of 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV.

(3)    Thomas T. Rankin:

•	has the sole power to vote and dispose of 92,873 shares of Class B common stock held by the Thomas Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other partners of Rankin I the power to dispose of 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV.

(4)    Claiborne R. Rankin:

•	has the sole power to vote and dispose of 97,312 shares of Class B common stock held by the Claiborne Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other partners of Rankin I the power to dispose of 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV.

(5)    Roger F. Rankin:

•	has the sole power to vote and dispose of 118,125 shares of Class B common stock held by the Roger Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other partners of Rankin I the power to dispose of 472,371 shares of Class B common stock held by Rankin I;

•	shares with the other selling stockholders the power to vote 294,728 shares of Class B common stock held by Rankin IV; and

•	shares with the other partners of Rankin IV the power to dispose of 294,728 shares held by Rankin IV.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

Set forth in the following tables is the indicated information as of February 28, 2014 (except as otherwise indicated) with respect to (1) each person who is known to NACCO to be the beneficial owner of more than five percent of the Class A common stock, (2) each person who is known to NACCO to be the beneficial owner of more than five percent of the Class B common stock and (3) the beneficial ownership of Class A common stock and Class B common stock by NACCO's directors, NACCO's principal executive officer, principal financial officers and the three other most highly compensated executive officers of NACCO and its subsidiaries during 2013 and all of our executive officers and directors as a group. Beneficial ownership of Class A common stock and Class B common stock has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Commission under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with the Commission's reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A common stock or Class B common stock.
Holders of shares of Class A common stock and Class B common stock are entitled to different voting rights with respect to each class of stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share. Holders of Class A common stock and holders of Class B common stock generally vote together as a single class on matters submitted to a vote of our stockholders.

Amount and Nature of Beneficial Ownership
Class A Common Stock

Name	Title of Class	Sole Voting and Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Dimensional Fund Advisors LP (1) 6300 Bee Cave Road Austin, Texas 78746	Class A	466,987	(1)	—		466,987	(1)	7.44%
LSV Asset Management (2) 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	Class A	421,816	(2)	—		421,816	(2)	6.72%
Beatrice B. Taplin (3) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	342,783		—		342,783		5.46%
Zuckerman Investment Group (4) 155 N. Wacker Drive, Suite 1700 Chicago, IL 60606	Class A	318,144		—		318,144		5.07%
John P. Jumper (5)	Class A	2,302		—		2,302		**
Dennis W. LaBarre (5)	Class A	12,903		—		12,903		**
Richard de J. Osborne (5)	Class A	7,953		—		7,953		**
Alfred M. Rankin, Jr.	Class A	283,954		507,503	(6)	791,457	(6)	12.66%
James A. Ratner (5)	Class A	1,504		—		1,504		**
Britton T. Taplin (5)	Class A	35,515		5,755	(7)	41,270	(7)	**
David F. Taplin (5)	Class A	14,438		18,000	(8)	32,438	(8)	**
John F. Turben (5)	Class A	5,838		—		5,838		**
David B.H. Williams (5)	Class A	3,946		492,442	(9)	496,388	(9)	7.91%
J.C. Butler, Jr.	Class A	40,537		489,403	(10)	529,940	(10)	8.44%
Robert L. Benson	Class A	—		—		—		—
Gregory E. Salyers	Class A	—		—		—		—
Gregory H. Trepp	Class A	—		—		—		—
All executive officers and directors as a group (29 persons)	Class A	411,412		626,003	(11)	1,037,445	(11)	—
** Less than 1.0%.

(1)
A Schedule 13G/A filed with the SEC with respect to Class A Common on February 10, 2014 reported that Dimensional Fund Advisors LP, which is referred to as Dimensional, may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serving as an investment manager to certain other commingled group trusts and separate accounts, which are referred to collectively as the Dimensional Funds, which own the shares of Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 451,962 shares of Class A Common and the sole power to invest 466,987 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(2)
A Schedule 13G filed with the SEC with respect to Class A Common on February 10, 2014 reported that LSV Asset Management may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(3)	A Schedule 13G/A filed with the SEC with respect to Class A Common on February 14, 2014 reported that Beatrice B. Taplin may be deemed to beneficially own the shares of Class A Common reported above.

(4)
A Schedule 13G filed with the SEC with respect to Class A Common on February 13, 2014 reported that the Zuckerman Investment Group may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(5)
Pursuant to our Non-Employee Directors' Plan, each non-employee director has the right to acquire additional shares of Class A Common within 60 days after February 28, 2014. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2014 by taking the amount of such director's quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director's quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2014.

(6)
Alfred M. Rankin, Jr. may be deemed to be a member of Rankin Associates II, L.P., which is referred to as Associates, which is made up of the individuals and entities holding limited partnership interests in Associates and Rankin Management, Inc., which is referred to as RMI, the general partner of Associates. Associates may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class A Common held by Associates. Although Associates holds the 338,295 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the shareholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates. As a result of holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class A Common held by Associates. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates IV, L.P., which we refer to as Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 105,272 shares of Class A Common held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 507,503 shares of Class A Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Associates and Rankin IV to the extent in excess of his pecuniary interest in each such entity.

(7)
Britton T. Taplin may be deemed to share with his spouse voting and investment power over 5,755 shares of Class A Common held by Mr. Taplin's spouse; however, Mr. Taplin disclaims beneficial ownership of such shares. Mr. Taplin has pledged 2,023 shares of Class A Common.

(8)
David F. Taplin may be deemed to share with his step-sister the power to vote and dispose of 18,000 shares of Class A Common as a result of being a co-trustee of a trust; however, Mr. Taplin has disclaimed beneficial ownership of such shares to the extent in excess of his pecuniary interest in such shares.

(9)
David B.H. Williams may be deemed to be a member of Associates and, accordingly, may be deemed to beneficially own and share the power to dispose of, 338,295 shares of Class A Common held by Associates. In addition, Mr. Williams may be deemed to share with his spouse voting and investment power over 45,836 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Williams' spouse is also a member of Rankin IV, therefore he is deemed to share beneficial ownership of 105,272 shares of Class A Common held by Rankin IV; he disclaims all interest in such shares. Mr. Williams also disclaims 3,039 shares of Class A Common held in trusts for the benefit of his minor daughters and for which he is a trustee and has sole power to vote and dispose of the shares.

(10)
J.C. Butler, Jr., an executive officer of NACCO, is deemed to be a member of Associates and, accordingly, may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class A Common held by Associates. Mr. Butler's spouse is a member of Rankin IV, therefore he is deemed to share beneficial ownership of 105,272 shares of Class A Common held by Rankin IV; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 7,430 shares of Class A Common held in trust for the benefit of his minor children and for which he is the trustee and has sole power to vote and dispose of the shares. Mr. Butler is deemed to share with his spouse the power to vote and dispose of 45,836 shares of Class A Common beneficially owned by Mr. Butler's spouse; however, Mr. Butler disclaims beneficial ownership of such shares.

(11)
The aggregate amount of Class A Common beneficially owned by all executive officers and directors and the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which: (i) Mr. Rankin has disclaimed beneficial ownership in note (6) above; (ii) Mr. B. Taplin has disclaimed beneficial ownership in note (7) above; (iii) Mr. D. Taplin has disclaimed beneficial ownership in note (8) above; (iv) Mr. Williams has disclaimed beneficial ownership in note (9) above; and (v) Mr. Butler has disclaimed beneficial ownership in note (10) above. As described in note (5) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after February 28, 2014 pursuant to the Non-Employee Directors' Plan.

Class B Common Stock

Name	Title of Class	Sole Voting and Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Clara Taplin Rankin, et al. (1) c/o PNC Bank, N.A. 3550 Lander Road Pepper Pike, OH 44124	Class B	—	(1)	—	(1)	1,542,757	(1)	97.58%
Rankin Associates I, L.P., et al. (2) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(2)	—	(2)	472,371	(2)	29.88%
Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	337,310	(3)	—		337,310	(3)	21.34%
Rankin Associates IV, L.P., et al. (5) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(4)	—	(4)	294,728	(4)	18.64%
John P. Jumper	Class B	—		—		—		—
Dennis W. LaBarre	Class B	100		—		100		**
Richard de J. Osborne	Class B	—		—		—		—
Alfred M. Rankin, Jr.	Class B	63,052	(5)	767,099	(5)	830,151	(5)	52.51%
James A. Ratner	Class B	—		—		—		—
Britton T. Taplin	Class B	—		—		—		—
David F. Taplin	Class B	15,883	(6)	—		15,883	(6)	1.00%
John F. Turben	Class B	—		—		—		—
David B.H. Williams	Class B	—		767,099	(7)	767,099	(7)	48.52%
J.C. Butler, Jr.	Class B	—		767,099	(8)	767,099	(8)	48.52%
Robert L. Benson	Class B	—		—		—		—%
Gregory E. Salyers	Class B	—		—		—		—%
Gregory H. Trepp	Class B	—		—		—		—%
All executive officers and directors as a group (29 persons)	Class B	79,035	(9)	767,099	(9)	846,134	(9)	53.52%
** Less than 1.0%.

(1)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2014, which is referred to as the Stockholders 13D, reported that, except for NACCO and PNC Bank, N.A., as depository, the signatories to the stockholders' agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders' agreement, which is an aggregate of 1,542,757 shares. The stockholders' agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders' agreement constituted 97.58% of the Class B Common outstanding on February 28, 2014 or 69.85% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders' agreement. Under the stockholders' agreement, NACCO may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders' agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common.

(2)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2014, reported that Rankin Associates I, L.P., which is referred to as Rankin I, and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders' agreement.

(3)
Beatrice B. Taplin has the sole power to vote and dispose of 337,310 shares of Class B Common held in trusts. The Stockholders 13D reported that the Class B Common beneficially owned by Beatrice B. Taplin is subject to the stockholders' agreement.

(4)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2014, reported that the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 294,728 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 294,728 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders' agreement.

(5)
Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (2) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I. In addition, Mr. Rankin may be deemed to be a member of the group described in note (4) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 294,728 shares of Class B Common held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 751,723 shares of Class B Common held by Rankin I and Rankin IV to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders' agreement.

(6)	The Stockholders 13D reported that the Class B Common beneficially owned by David F. Taplin is subject to the stockholders' agreement.

(7)
David B.H.Williams' spouse is a member of Rankin I and Rankin IV; therefore, he may be deemed to share beneficial ownership of 767,099 shares of Class B Common held by Rankin I and Rankin IV. Mr. Williams disclaims beneficial ownership of such shares. The Stockholders 13D reported that the Class B Common beneficially owned by Mr. Williams is subject to the stockholders' agreement.

(8)
J.C. Butler, Jr., an executive officer of NACCO, has a spouse who is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 767,099 shares of Class B Common held by Rankin I and Rankin IV. Mr. Butler disclaims beneficial ownership of such shares. The Stockholders 13D reported that the Class B Common beneficially owned by Mr. Butler is subject to the stockholders' agreement.

(9)
The aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group and the aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. Rankin has disclaimed beneficial ownership in note (5) above, Mr. Williams has disclaimed beneficial ownership in note (7) above and Mr. Butler has disclaimed beneficial ownership in note (8) above.
Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Britton T. Taplin is the son of Beatrice B. Taplin, and David F. Taplin is a nephew of Beatrice B. Taplin and Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. J.C. Butler, Jr., an executive officer of NACCO, is the son-in-law of Alfred M. Rankin, Jr. and the brother-in-law of David B.H. Williams. David B.H. Williams is the son-in-law of Alfred M. Rankin Jr. and brother-in-law of Mr. Butler. The combined beneficial ownership of such persons shown in the foregoing tables equals 1,347,142 shares, or 21.46%, of the Class A Common and 1,183,344 shares, or 74.85%, of the Class B Common outstanding on February 28, 2014. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 1,380,198 shares, or 21.99%, of the Class A Common and 1,183,444 shares, or 74.85%, of the Class B Common outstanding on February 28, 2014. Such shares of Class A Common and Class B Common together represent 59.83% of the combined voting power of all Class A Common and Class B Common outstanding on such date.
THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
Under the terms of NACCO's certificate of incorporation and a stockholders' agreement, dated as of March 15, 1990, as amended, shares of Class B common stock are generally not transferable. Pursuant to the terms of the stockholders' agreement to which each of the selling stockholders is a party, and NACCO's certificate of incorporation, however, qualifying holders of Class B common stock may transfer shares of Class B common stock to the selling stockholders in exchange for shares of Class A common stock, on a share for share basis. The selling stockholders are offering to exchange up to 355,703 shares of Class A common stock with qualifying holders of Class B common stock. The selling stockholders may offer to exchange any or all of the shares of Class A common stock covered by this prospectus from time to time in varying amounts. As of the date of this prospectus, the selling stockholders have already exchanged 446,933 shares of Class A common stock registered by the registration statement and prospectus related to the exchange offer that was initially filed on July 13, 2001, the registration statement and prospectus related to the exchange offer that was initially filed on September 5, 2003 and the registration statement and prospectus related to the exchange offer that was initially filed on January 12, 2005.
In order to be a qualifying holder of Class B common stock for purposes of this prospectus, the holder must be a party to the stockholders' agreement and must be permitted to transfer shares of Class B common stock to the selling stockholders under NACCO's certificate of incorporation and the stockholders' agreement. As of February 28, 2014, the participating stockholders under the stockholders' agreement beneficially owned 97.58% of the Class B common stock issued and outstanding on that date. Holders of shares of Class B common stock that are not subject to the stockholders' agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B common stock that are not subject to the stockholders' agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B common stock into shares of Class A common stock on a one-for-one basis. Only holders of shares of Class B common stock that are subject to the stockholders' agreement may exchange their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus. In connection with any exchange of Class B common stock to the selling stockholders, we may require from each holder of Class B common stock documents that evidence the permitted nature of the exchange under NACCO's certificate of incorporation.
The Class A common stock offered for exchange by the selling stockholders is entitled to one vote per share. The Class B common stock that will be transferred by qualifying holders to the selling stockholders is entitled to ten votes per share.
Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act, except that the six-month holding period requirement of Rule 144 will not apply.
Any broker-dealers, agents or underwriters that participate in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of Class A common stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of specific states, sales of shares of Class A common stock covered by this prospectus to qualifying holders of Class B common stock in some states may be made only through broker-dealers who are registered or licensed in those states.
We have been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with an agent, broker-dealer or underwriter for the sale of the shares of Class A common stock covered by this prospectus owned by them.
Agents, broker-dealers and underwriters involved in the transactions contemplated by this prospectus may engage in transactions with, and perform investment banking and advisory services for, us.
Agents, broker-dealers and underwriters may be entitled under agreements entered into with us and the selling stockholders to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which those agents, broker-dealers or underwriters may be required to make.
Accounting Treatment
For accounting purposes, we will recognize no gain or loss as a result of the exchange by holders of shares of Class B common stock for shares of Class A common stock pursuant to this prospectus.
No Appraisal or Dissenters’ Rights
In connection with the selling stockholders’ offer to exchange up to 355,703 shares of Class A common stock, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following sets forth the material U.S. federal income tax consequences of an exchange by holders of shares of Class B common stock of NACCO for shares of Class A common stock of NACCO pursuant to this prospectus. No ruling has been or will be sought from the Internal Revenue Service concerning the tax consequences of an exchange. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their tax advisors regarding the tax consequences of an exchange to them, including the effects of U.S. federal, state, local, foreign and other tax laws.
     Tax Consequences of an Exchange
Subject to the following assumptions, limitations and qualifications, in the opinion of Jones Day, counsel to NACCO, for U.S. federal income tax purposes:

•
gain or loss will generally not be recognized by the holders of shares of Class B common stock upon the exchange of their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus;

•
the aggregate adjusted tax basis of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will be equal to the aggregate adjusted basis of the shares of Class B common stock exchanged for those shares of Class A common stock; and

•
the holding period of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will include the holding period of the holder’s shares of Class B common stock exchanged for that Class A common stock.

     Considerations with Respect to Discussion and Tax Opinion
The tax opinion of Jones Day is and will be subject to the following assumptions, limitations and qualifications:
The opinion addresses only the specified material U.S. federal income tax consequences of an exchange. It does not address any state, local or foreign tax consequences of an exchange.
The opinion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation, (1) certain U.S. expatriates, (2) stockholders that hold NACCO Class A or Class B common stock as part of a straddle, appreciated financial position, hedge, conversion transaction or other integrated investment, (3) financial institutions, (4) tax-exempt entities, (5) insurance companies, (6) dealers in securities or foreign currency, (7) traders that mark-to-market, (8) stockholders who acquired their shares of Class B common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and (9) foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.
The opinion does not address the tax consequences of any transaction other than an exchange pursuant to this prospectus.
The opinion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions all in effect as of March 4, 2014, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations. Jones Day assumes no obligation to advise NACCO or the holders of Class B common stock of such changes.
The opinion assumes that holders of Class B common stock hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code.
The opinion assumes that each exchange of Class B common stock for Class A common stock will be consummated in accordance with the descriptions contained in this prospectus.
The opinion assumes that the fair market value of the Class A common stock to be received in any exchange and the fair market value of the Class B common stock to be delivered in any exchange will be approximately equal in value.
The opinion assumes that none of the Class B common stock transferred to any selling stockholder in any exchange will be subject to a liability, and no selling stockholder that is a party to any exchange will assume any liabilities of a holder of Class B common stock in connection with the exchange.
The opinion assumes that NACCO and the holders of Class B common stock who transfer their shares pursuant to an exchange will each pay their respective expenses, if any, incurred in connection with an exchange.
The opinion assumes that the representations contained in a tax certification letter addressed to Jones Day from NACCO, as well as the assumptions set forth in the preceding paragraphs, are accurate at all material times, including the date of any exchange pursuant to this prospectus. The representations contained in the tax certification letter are statements of fact material to the determination as to whether gain or loss will be recognized as a result of an exchange.
The opinion of Jones Day is not binding on the Internal Revenue Service and does not preclude it from adopting a contrary position. In addition, if any of the representations or assumptions upon which the discussion and opinion rely are inconsistent with the actual facts, the conclusions reached therein could be adversely affected.

LEGAL MATTERS
The validity of the shares of Class A common stock offered for exchange hereby has been passed upon for NACCO by Charles A. Bittenbender, its former Vice President, General Counsel and Secretary. Mr. Bittenbender beneficially owned 17,891 shares of our Class A common stock as of February 28, 2014.

EXPERTS

The consolidated financial statements of NACCO Industries, Inc., appearing in NACCO Industries, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedules appearing therein), the effectiveness of NACCO's internal control over financial reporting as of December 31, 2013 and the Combined Financial Statements of The Unconsolidated Mines of the North American Coal Corporation have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements and NACCO Industries, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.
The Company’s By-laws provide in Article VI that the Company will indemnify its directors, officers and employees and each person who is or was serving at the request of the Company as a director, officer, employee or agent, or as an administrator or fiduciary with respect to any employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, to the full extent permitted by statute.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

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Item 21. Exhibits and Financial Statement Schedules.
     (a) Exhibits. The following Exhibits are filed herewith and made a part hereof:

Exhibit
Number	Description of Document
4.1
Restated Certificate of Incorporation of the Company is incorporated herein by reference to Exhibit 3(i) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, Commission File Number 1-9172.

4.2
Amended and Restated By-laws of the Company are incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed by the Company on August 7, 2008, Commission File Number 1-9172.

4.3
Amended and Restated Stockholders’ Agreement, dated as of September 28, 2012, among the signatories thereto, NACCO Industries, Inc., as depository, and NACCO Industries, Inc. is incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed by the Company on October 4, 2012, Commission File Number 1-9172.

5.1*	Opinion of Charles A. Bittenbender, Esq. as to the validity of the securities being offered.
8.1*	Opinion of Jones Day as to tax matters.
23.1*	Consent of Charles A. Bittenbender, Esq. (included in Exhibit 5.1).
23.2	Consent of independent registered public accounting firm.
23.3*	Consent of Jones Day (included in Exhibit 8.1).
24.1*	Power of Attorney.
24.2*	Power of Attorney of James A. Ratner.
24.3*	Power of Attorney of David B. H. Williams.
24.4*	Power of Attorney of J.C. Butler, Jr.

*	Previously filed

(b)	Financial Statement Schedules.
None.

(c)	Report, Opinion or Appraisal.
None.

Item. 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 and 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment no. 11 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on March 4, 2014.

NACCO INDUSTRIES, INC.
By:	/s/ John D. Neumann
John D. Neumann
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 11 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

*	Chairman, President and Chief Executive Officer	March 4, 2014
Alfred M. Rankin, Jr.	(principal executive officer) and Director

	Senior Vice President-Finance, Treasurer and	March 4, 2014
*	Chief Administrative Officer
J.C. Butler, Jr.	(principal financial officer)

/s/ Elizabeth I. Loveman	Director of Financial Reporting	March 4, 2014
Elizabeth I. Loveman	(principal accounting officer)

*
John P. Jumper	Director	March 4, 2014

*
Dennis W. LaBarre	Director	March 4, 2014

*
Richard de J. Osborne	Director	March 4, 2014

*
James A. Ratner	Director	March 4, 2014

*
Britton T. Taplin	Director	March 4, 2014

*
David F. Taplin	Director	March 4, 2014

*
John F. Turben	Director	March 4, 2014

*
David B. H. Williams	Director	March 4, 2014

John D. Neumann, by signing his name hereto, does hereby sign and execute this post-effective amendment no. 11 to the registration statement pursuant to the power of attorney executed by the above-named officers and directors of the Company and filed with the Securities and Exchange Commission.

/s/ John D. Neumann
John D. Neumann	March 4, 2014
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit
Number	Description of Document
4.1
Restated Certificate of Incorporation of the Company is incorporated herein by reference to Exhibit 3(i) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, Commission File Number 1-9172.

4.2
Amended and Restated By-laws of the Company are incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed by the Company on August 7, 2008, Commission File Number 1-9172.

4.3
Amended and Restated Stockholders’ Agreement, dated as of September 28, 2012, among the signatories thereto, NACCO Industries, Inc., as depository, and NACCO Industries, Inc. is incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed by the Company on October 4, 2012, Commission File Number 1-9172.

5.1*	Opinion of Charles A. Bittenbender, Esq. as to the validity of the securities being offered.
8.1*	Opinion of Jones Day as to tax matters.
23.1*	Consent of Charles A. Bittenbender, Esq. (included in Exhibit 5.1).
23.2	Consent of independent registered public accounting firm.
23.3*	Consent of Jones Day (included in Exhibit 8.1).
24.1*	Power of Attorney.
24.2*	Power of Attorney of James A. Ratner.
24.3*	Power of Attorney of David B. H. Williams.
24.4*	Power of Attorney of J.C. Butler, Jr.

*	Previously filed

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